EXHIBIT 10.3

COAL LEASE

THIS LEASE made and entered into this 20th day of April 2010, is by and between: (i) Ranger Energy Investments, LLC, a Delaware limited liability company (“Lessee”); and (ii) National Coal Corporation, a Tennessee corporation (“Lessor”).

W I T N E S S E T H:

That for and in consideration of the payments herein provided and the performance and observance by Lessor and Lessee of the terms and conditions herein agreed to be kept and performed, Lessor hereby demises, grants, leases and lets unto said Lessee the exclusive right, option and privilege to mine coal by all mining methods, including both surface and underground mining methods (whether now in use or invented or utilized in the future) and to remove, develop, process, sell and market coal (the “Coal”) within that certain tract of land more particularly described on Exhibit “A” and as shown on the map designated as Exhibit “B” both of which are attached hereto, and made a part of this Lease, which property, along with all mining rights and privileges set forth in this Lease are hereinafter collectively referred to as the “Property”.

It is mutually covenanted and agreed between the parties hereto as follows:

1. Lessee’s Rights. Lessor, for the consideration herein set forth, further gives, grants, lets and demises unto Lessee, the following rights to conduct activities on the Property related to its contemplated operations (collectively the “Mining Operations”), and any related rights or privileges:

a. All the mining rights, easements and privileges as may be reasonably necessary for or incidental to the mining (by all mining methods), removing, development, processing, sale and marketing of the Coal including, without limitation, the right to enter in, upon and under the Property and erect any necessary structures, rooms, mines, tramroads, air shafts, power lines, substations, drains and drainways, and to operate the same therein or thereunder as may be reasonably necessary for the mining, development, excavating and removal of the Coal to market.

b. The right to conduct Mining Operations in conjunction with operations on other lands as a single operation, without regard to property lines, and, in particular, to exercise all rights granted hereby in connection with mining from other tracts and other mining and coal related activities, including but not limited to the right to deposit fill, slurry, mine spoil, coal refuse and coal combustion by-products, including, but not limited to bottom ash and fly ash, from whatever origin, on the Property, including in mining voids and abandoned mine works or other voids within the Property.

c. With respect to any surface overlying the Property that is now, or in the future, owned by Lessor or its affiliates, Lessor shall, and shall cause its affiliates to, lease such surface property to Lessee for no additional rent or consideration pursuant to a reasonable and customary mining surface lease promptly upon written request by Lessee. Exhibit “C” attached hereto and incorporated herein by reference, is a map indicating the approximate location of all surface property owned by Lessor and its affiliates overlying the Property.

2. Term. The term of this Lease shall be until the earlier of exhaustion of all mineable and merchantable Coal or July 4, 2093 (the “Term”). Lessee however may surrender or terminate this Agreement at anytime during the Term by giving Lessor sixty (60) days written notice thereof.

3. Minimum Royalties.

Commencing upon execution of this Lease and on a year-to-year basis during the Term thereafter, Lessee covenants and agrees to pay Lessor a minimum annual royalty (the “Minimum Royalty”) in an amount equal to Two Dollars ($2.00) per acre for each acre of land included within the Property as of January 1 of such calendar year, with such amount pro-rated for partial years. All Minimum Royalty payments shall be recoupable by the Lessee in the following manner. If the total amount of the Production Royalties paid by Lessee pursuant to Section 4(a) hereof during any calendar year reaches the amount of the Minimum Royalty paid by Lessee for that calendar year, Lessee may thereafter mine and sell additional Coal from the Property during such calendar year without paying Lessor any Production Royalty therefor, until the Production Royalty which would otherwise be payable for such coal equals the amount of any remaining unrecouped Minimum Royalty, including the current year’s Minimum Royalty.

4. Production Royalties.

a. Lessee covenants and agrees to pay Lessor, as a production royalty (“Production Royalties”), six percent (6%) of the Gross Sales Price of Coal mined and sold from the Property using underground mining methods, and eight percent (8%) of the Gross Sales Price of Coal mined and sold from the Property using surface mining methods, inclusive of auger, highwall miner, and thin seam miner methods. All such payments shall be made, without demand or setoff, to Lessor at the address for Lessor set forth in Section 18 hereof, until such times as Lessor, by written notice to Lessee, may otherwise appoint or direct. “Gross Sales Price” shall mean the monthly average amount of money received per ton, directly or indirectly, from the sale of Coal F.O.B. railroad cars, trucks or barges or any other form of transportation or upon such other shipping terms as are applicable at any tipples, docks or other load-out facilities at which the Coal is processed and loaded into railroad cars, trucks, barges or any other form of transportation, without any deduction for selling expenses, sales commissions or demurrage charges. If the Coal is transported directly to the consumer, the Gross Sales Price calculation shall include the amount of money per ton paid or payable by the consumer. If the Coal is sold in the pit or at the mine, the Gross Sales Price shall include the trucking costs to any tipples, docks or other load-out facilities.

b. On or before the 30th day of each calendar month, Lessee shall account to Lessor for all Coal mined, removed and sold during the preceding calendar month, and Lessee shall pay to Lessor the Production Royalty due for the preceding calendar month.

5. Determination of Quantity and Inspection of Records. For the purpose of calculating Production Royalties payable hereunder, the quantity in tons of Coal mined and removed from the Property shall be determined by the method used by the purchaser of such coal to pay for same.

Lessee, or its permitted Sublessee, shall keep the books and accounts for all Coal mined and removed from the Property, and said books shall be open at all reasonable times for inspection by the Lessor, and the Lessor shall have the right to enter in and upon the Property for inspection purposes, and for such other rightful purposes as may be deemed necessary. However, for safety purposes the Lessor shall, in advance and except in cases of emergency, notify Lessee’s designated representative of Lessor’s desire to enter the Property. Furthermore, Lessor shall indemnify and save harmless Lessee for any injury or damage to persons or property that it or its agents, contractors, employees or designees may suffer or incur during said inspection, unless the result of the intentional or negligent act or omission of Lessee or its agents, contactors, employees or designees.

6. Prudence. Unless otherwise agreed in writing by Lessor and Lessee, Lessee covenants to utilize modern mining methods and coal cleaning machinery and equipment, all in a manner consistent with prudent mining practices in East Tennessee.

7. Compliance with Laws and Regulations. Lessee shall be responsible for complying with all laws and governmental regulations, including environmental laws and regulations, related to or controlling mining and related operations by Lessee with respect to the Coal then in effect, which responsibility shall survive termination of this Lease. If Lessee violates any applicable laws or governmental regulations, then Lessee shall indemnify Lessor and hold it harmless from any penalties, fines, costs, and expenses, imposed upon or incurred by Lessor as a result of said violation or violations. Notwithstanding any of the foregoing, Lessor shall not declare a default hereunder solely as a result of one or more operational violations which Lessee cures or abates as promptly as practicable.

8. Environmental Obligations. Upon the expiration or earlier termination of this Lease, Lessee shall leave the Property in a secure state, consistent with good mining practice and in compliance in all material aspects with applicable mining regulations. Notwithstanding any termination or expiration of this Lease, Lessee shall have, and Lessor hereby grants to Lessee, all rights of entry onto the Property necessary in connection with Lessee’s performance of reclamation obligations and compliance with applicable mining laws and regulations.

9. Assignment and Subletting. Lessee covenants and agrees that it will not sell, assign, sublease, license, mortgage, pledge or otherwise transfer or encumber (collectively, “transfer”) this Lease or any rights, interests or estates created by this Lease, either voluntarily or by operation of law, without having first obtained the written consent of Lessor, which consent shall not be unreasonably withheld, delayed or conditioned, and in the case of an assignment, without obtaining and presenting to Lessor a covenant of assumption by the assignee, wherein such assignee expressly agrees to and with Lessor to assume and be bound by all of the covenants, terms, conditions and provisions hereof to the same extent as if said assignee had been named as the original Lessee. Notwithstanding anything herein to the contrary, Lessee may transfer this Lease, or any rights, interests or estates created by this Lease to an entity that is an Affiliate of Lessee, its permitted successors or assigns, without consent. For purposes of this Lease, “Affiliate” shall mean an entity of which Jim Justice or his lineal descendants, collectively, are beneficial owners of fifty-one percent (51%) or more of any class of equity security or interest.

10. Taxes. Lessee shall pay all taxes, levies, assessments and other charges imposed by the United States, the State of Tennessee or any political subdivision thereof upon all equipment and improvements of Lessee placed on the Property, and all ad valorem taxes and all other taxes and assessments of whatsoever kind or nature with respect to the Property.

11. Removal of Improvements Upon Termination. Notwithstanding all other provisions herein, at the termination of this Lease, whether by expiration, forfeiture, surrender or earlier termination for any reason, Lessee shall have for a period of six (6) months thereafter the right and privilege of removing all of the personal property, machinery, equipment and improvements placed by Lessee in, on or underlying the Property.

12. Indemnification and Insurance.

a. Lessee covenants and agrees to indemnify, defend and save harmless Lessor and its/their officers, directors, shareholders, employees, agents, heirs, personal representatives, successors and assigns from all costs, expenses, damages, fees, liabilities, obligations, penalties, charges, disbursements and claims, both direct and indirect (including, without limitation, reasonable attorneys’ fees and court costs), which arise out of or are asserted, either in whole or in part, directly or indirectly, because of (i) the use, occupancy, exercise or operations by Lessee or its sublessees, assignees, contractors, employees, agents or representatives, or any of their successors or assigns, of the Property or the property interests or rights granted to Lessee pursuant to this Lease other than for claims brought by third-parties relating to the adequacy of surface rights related to mining of the coal; (ii) any misrepresentation or breach of any covenant, agreement, obligation or warranty on the part of Lessee contained herein; or (iii) any act or omission by Lessee or its sublessees, assignees, contractors, employees, agents or representatives, or any of their successors or assigns, in the course of mining operations, reclamation activities, or otherwise in pursuance of the terms hereof or exercise of the rights or privileges granted hereunder other than for claims brought by third-parties relating to the adequacy of surface rights related to mining of the coal.

b. Lessee shall maintain comprehensive and general liability insurance with a reputable company or companies in an amount not less than $5,000,000.00, combined single limit. All said insurance shall protect both Lessee and Lessor in the exercise of the rights granted and conveyed hereunder.

c. Lessee shall maintain proper polices of Workers’ Compensation insurance in full compliance with the laws of the State of Tennessee and of the United States now in effect or which may hereinafter be enacted regulating the operations of coal mining, same including but not limited to so-called “Black Lung Insurance”.

13. Mining. Lessee covenants and agrees to diligently conduct its mining operations on the Property in a workmanlike manner so as to mine and remove all of the mineable and merchantable coal. As used herein, “mineable and merchantable coal” shall mean coal that, when reached during Lessee’s operations hereunder, can be mined at a profit in the then prevailing coal market, by the use of such modern mining methods and such modern mining and cleaning equipment as are reasonably adapted to practical, efficient, and economical mining under the conditions found. This definition will be applied to the general conditions of the property, or a particular portion or section thereof, and not to local coal conditions (for example, thickness of seam or character of coal), temporary labor costs and/or market conditions that may make mining temporarily less profitable. In determining whether any of the coal can be mined at a profit, due consideration will be given to the profits or losses of Lessee on coal theretofore mined from the Leased Premises.

14. Unknown or Missing owners; loss of title. In the event other persons or entities own an interest in the Property, then and in such event, all payments due hereunder shall be reduced proportionately by the percentage of the interest owned by such other parties.

15. Possible Adverse Claims. It is understood that in the event an adverse claim to the rights granted herein or to the Property or any portion thereof covered by this Lease is made or asserted by other parties, then and in that event, the Lessee shall have the right, at its option, to withhold payment to Lessor of royalties due hereunder or pay the same into a court of competent jurisdiction until such time as such adverse claim is finally resolved and shall have the further right, insofar as the rights of Lessor hereunder are concerned, to acquire, by lease or purchase, from such adverse claimant, their asserted interest in the Property.

16. Warranty. Lessor does hereby covenant to and with Lessee, its successors and assigns, that Lessor has good right to execute this Lease, that the Property is free and clear of all liens and encumbrances of whatsoever nature, or all necessary consents have been obtained, or if the Coal is subject to liens and encumbrances, that Lessor will pay all amounts owing in connection with such liens and encumbrances on the Coal as same become due and that Lessor does hereby warrant specially its title to the Property against all claims of all persons claiming by, through or under Lessor. Notwithstanding anything herein to the contrary, this Lease is subject to all the terms and conditions contained in: (i) that certain Limited Warranty Deed from Tennessee Mining, Inc. to Champion International Corporation (“Champion”) dated July 21, 1994 and of record in Deed Book Z18, page 265, in the Register’s Office for Anderson County, Tennessee, and in Book 324, Page 715, in the Register’s Office for Campbell County, Tennessee; that certain Assignment of Real Property Purchase Rights from Tennessee Mining, Inc. to Cumberland Timber Company, LLC, of record in Book 1278, Page 754, in the Register’s Office for Anderson County, Tennessee; that certain deed from Cumberland Timber Company, LLC to National Coal Corporation of record in Book 1342, Page 716 in the Register’s Office for Anderson County, Tennessee (the “Deeds”); (ii) that certain Assignment between Cumberland Timber Company, LLC and National Coal Corporation of record in Book 1342, Page 834 in the Register’s Office for Anderson County, Tennessee (the “Assignment”); (iii) that certain Reciprocal Easement between Champion and TMI dated July 21, 1994 of record in Deed Book A19, page 49 in the Anderson County, Tennessee, Register’s Office and Deed Book 325, page 543 in the Campbell County, Tennessee Register’s Office (the “Reciprocal Easement”); and (iv) that certain Second Amendment to Asset Purchase and Sale Agreement dated January 25, 1996 between Addington Enterprises, Inc. (“Addington”) and Champion of record in Book 1251, page 990 in the Anderson County, Tennessee Register’s Office and Book M45 page 181 in the Campbell County, Tennessee, Register’s Office (the “Second Amendment”).

17. Force Majeure. In the event of any delay on the part of Lessor or Lessee in the fulfillment or performance of any of its obligations, covenants, or agreements hereunder, other than financial obligations when due, by reason of any law, order, rule, regulation or act of government authority, fire, flood, earthquake, accident, explosion, war, civil commotion, rail car shortage, or embargoes, destruction or breakdown of equipment, labor disputes or other cause beyond the reasonable control of the Lessee and which is not caused by the intentional or negligent act or omission of Lessee, its agents or employees, then it shall not be liable in damages to the other for such delay and the time fixed for the fulfillment or performance by it or any such obligation, covenant or agreement may be extended by a period necessary to accommodate any such case and the effects thereof. Lessee shall, however, upon the happening of any event of force majeure, use all reasonable efforts to remove as promptly as possible the cause of such force majeure; provided, however, that Lessee shall not be required to compromise or settle strikes, lockouts or other labor disputes.

18. Default; Forfeiture.

a. In the event of failure of the Lessee to make payment of any monies due Lessor hereunder and said failure continues for ten (10) days after written notice from Lessor, then Lessor, at Lessor’s option, may give Lessee written notice of Lessor’ intention to declare a default. If said default is not corrected within ten (10) days following the receipt of said notice, then Lessor, at Lessor’s option, may declare this Lease forfeited and re-enter and take possession of the Coal. In the event of any such forfeiture, Lessee shall have the right to enter and utilize the Property at any and all times for the purposes set out in Section 11 hereof and for reclamation purposes.

b. In the event of failure of Lessee to perform any other obligation required to be performed hereunder and said failure continues for a period of thirty (30) days, then Lessor, at Lessor’s option, may give Lessee written notice of Lessor’ intention to declare a default. If said default is not corrected or corrective measures have not been begun within thirty (30) days after the receipt of said notice (and thereafter continued with reasonable diligence until such default is cured), then Lessor, at Lessor’s option, may declare this Lease forfeited and re-enter and take possession of the Coal. In the event of any such forfeiture, Lessee shall have the right to enter and utilize the Property at any and all times for the purposes set out in Sections 11 hereof and for reclamation purposes.

c. In the event of any such default which is not cured as herein provided, Lessor shall have all remedies at law and equity.

d. In the event of any dispute between the parties concerning this Lease and/or the performance or obligations of the parties hereunder, the prevailing party shall be entitled to recover its reasonable attorney’s fees.

19. Notices. All notices required or permitted herein shall be in writing and either 1) hand-delivered, 2) sent by facsimile transmission, 3) sent by United States certified mail with return receipt requested, or 4) sent by nationally recognized overnight carrier, addressed as follows:

TO LESSEE:

TO LESSOR:

National Coal Corporation

8915 George Williams Road

Knoxville, TN 37923

Telephone: 865-690-6900

Facsimile: 865-691-998

Attention: President

All notices shall be effective and shall be deemed delivered: (i) if by personal delivery, on the date of delivery if delivered during normal business hours, and if not delivered during such normal business hours, on the next business day following delivery; (ii) if by facsimile transmission or overnight courier service, on the next business day following dispatch of such facsimile or overnight courier package; and (iii) if by mail, on the third (3rd) business day after dispatch thereof. Any party may change its address by notice to the other parties.

20. Time Is of the Essence. Time is of the essence with respect to all obligations and rights of the parties under this Lease.

21. Governing Law. This Lease shall be governed by, and construed and interpreted in accordance with, the laws of the State of Tennessee. Each party agrees that any action brought in connection with this Lease against another shall be filed and heard in a court of competent jurisdiction in Tennessee.

22. Landlord-Tenant Relationship. Notwithstanding anything contained in this Lease to the contrary, it is expressly understood, stipulated and agreed that the relationship between Lessor and Lessee shall be that of landlord and tenant and nothing herein shall be construed or interpreted as establishing between Lessor and Lessee a relationship of partners, joint venturers, principal and agent, vendor and purchaser, or any other relationship except that of landlord and tenant.

23. Benefit and Binding Effect. This Lease shall be binding upon and inure to the benefit of each party hereto and each of their respective heirs, personal representatives, administrators, executors, successors, and permitted assigns.

24. Severability. The invalidity or unenforceability of any provision of this Lease shall not affect the validity or enforceability of any one or more of the other provisions. The parties agree that this Lease and all provisions thereof shall be interpreted so as to give effect and validity to all of the provisions hereof to the fullest extent permitted by law.

25. Memorandum of Lease. If requested by Lessee, Lessor shall execute a recordable memorandum of this Lease. Lessee shall pay the cost of recordation.

26. Entire Agreement. This Lease contains the entire agreement of the parties. There are no covenants, conditions, or representations other than those stated herein. This Lease shall not be amended or changed in any manner unless in writing and executed by the parties hereto.

27. Rule of Construction Shall Not Apply. This Lease is the result of negotiations between the parties and includes modifications and revisions requested by each respective party and the rule of construction by the drafter shall not apply.

28. Certification. Each party hereto agrees at any time and from time to time, within ten (10) days after written request, to execute, acknowledge and deliver to the other a written instrument in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that it is in full force and effect as modified and stating the modifications), the dates to which rent and other charges have been paid in advance, if any, stating whether or not to the best knowledge of the signer of such certificate or the party requesting such certificate is in default in the performance of any covenant, agreement or condition contained this Lease and, if so, specifying each such default of which the signer may have knowledge, and such other information as may be requested by the requesting party, it being intended that any such statement delivered pursuant to this section may be relied upon by any prospective purchaser of the fee or any mortgagee of the fee or any interest in this Lease or any assignee of any interest in this Lease.

29. Counterparts. This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

Remainder of Page Intentionally Left Blank; Signature Pages Follow

IN WITNESS WHEREOF, the parties have executed this Lease effective the day and year first above written.

LESSOR:	NATIONAL COAL CORPORATION

	By:	/s/ Daniel A. Roling
	Its:	President & CEO

LESSEE:	RANGER ENERGY INVESTMENTS, LLC

	By:	/s/ Stephen W. Ball
	Its:	President